UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 10, 2014

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 505-6115

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 10, 2014, the Board of Directors of Midwest Energy Emissions Corp. (the “Company”) approved and adopted the Midwest Energy Emissions Corp. 2014 Equity Incentive Plan (the “Equity Plan”).  The number of shares of the Company’s Common Stock that may be issued under the Equity Plan is 2,500,000 shares, subject to the adjustment for stock dividends, stock splits, recapitalizations and similar corporate events.  Eligible participants under the Equity Plan shall include officers, employees of or consultants to the Company or any of its subsidiaries, or any person to whom an offer of employment is extended, or any person who is a non-employee director of the Company.

The description of the Equity Plan below, which is not intended to be complete, is qualified  in its entirety by reference to the Equity Plan, a copy of which is attached hereto as Exhibit 10.1.

•
The purpose of the Equity Plan is to provide officers, other employees and directors of, and consultants to, the Company and its subsidiaries an incentive (a) to enter into and remain in the service of the Company or its subsidiaries, (b) to enhance the long-term performance of the Company and its subsidiaries, and (c) to acquire a proprietary interest in the success of the Company and its subsidiaries.

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The Equity Plan will be administered by a committee of the Board comprised of no fewer than two members of the Board. In the absence of a Committee, the Board will administer the Plan and all references to the “Committee” will be deemed to refer to the “Board.”

•	The Committee will determine who receives awards, the type and amount of awards, the consideration, if any, to be paid for awards, the timing of awards and the terms and conditions of awards.
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The types of awards which the Committee will be able to grant under the Equity Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or performance units and stock awards.

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The Committee may grant stock options that (i) qualify as incentive stock options under Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”) subject to prior shareholder approval of the Equity Plan, (ii) do not qualify as incentive stock options, or (iii) both. To qualify as an incentive stock option, an option must meet certain requirements set forth in the Code.

•	Stock options and all other equity-based awards will be evidenced by a separate award agreement in the form approved by the Committee.

•
Stock options will be exercisable and restricted stock grants will vest at such time or times as the Committee determines at the time of grant.  In general, restricted stock is non-transferable prior to vesting.

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The exercise price of a stock option granted under the Equity Plan may not be less than 100% of the fair market value of the Company’s Common Stock on the date the stock option is granted, except that with respect to an incentive stock option granted to a 10% stockholder, the exercise price may not be less than 110% of the fair market value of the Company’s Common Stock on the date of grant.

•	The term of each stock option will be fixed by the Committee and may not exceed ten years from the date the stock option is granted.

•
The Committee may determine and provide in the applicable award agreement that vesting or other terms of an award may be accelerated in the event of change of control (as defined in the Equity Plan) of the Company.

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Non-employee directors will be entitled to receive all types of awards under the Equity Plan, and each non-employee director will be automatically granted a non-qualified stock option to purchase 25,000 shares of Common Stock on May 1 of each year, if as of such date, such non-employee director will have served on the Board for at least three months, which option shall become exercisable one year from the date of grant and which option shall expire five years from the date of grant.

The Equity Plan provides that it shall become effective following its adoption by the Board (which occurred on January 10, 2014), subject to its approval by the Company’s shareholders within 12 months after such adoption by the Board to the extent then required under Section 422 or 424 of the Code or any other applicable law, or deemed necessary or advisable by the Board. It is anticipated that the Company will seek such shareholder approval within such time frame.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Midwest Energy Emissions Corp. 2014 Equity Incentive Plan.

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: January 16, 2014	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer